Exhibit 23.4

Our refJLH/841278-000001/86217400v1

China Automotive Systems, Inc.
No. 1 Henglong Road

Yu Qiao Development Zone

Shashi District, Jing Zhou City

Hubei Province

The People’s Republic of China

22 April 2026

Dear Sirs

China Automotive Systems, Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to China Automotive Systems, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP